EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BOARD OF DIRECTORS AND SHAREHOLDERS OF FIRST KEYSTONE CORPORATION:

We consent to the use of our report dated March 14, 2014, with respect to the consolidated statements of income, changes in stockholders’ equity, comprehensive income, and cash flows of First Keystone Corporation and Subsidiary for the year ended December 31, 2013, which is included herein and the incorporation by reference of such report on the Registrant’s Registration Statement on Form S-3, related to the Dividend Reinvestment and Stock Purchase Plan, filed with the SEC on August 3, 2007 (Registration No. 333-145093).

/s/ J. H. Williams & Co., LLP

March 14, 2016
Kingston, Pennsylvania